10172 Linn Station Road
Louisville, Kentucky  40223
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: March 17, 2010

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Annual Meeting Date

Louisville, KY  (March 17, 2010) (NYSE Amex: NLP)  -  NTS Realty Holdings Limited Partnership (the “Company”) announced today that its annual meeting of limited partners will be held on June 15, 2010 at The Overlook at St. Thomas Apartments Clubhouse, which is located at 6800 Steeprun Road, Louisville, Kentucky 40241.  The meeting will commence at 10:30 a.m. (EDT).  All limited partners of record as of April 16, 2010, will be invited to attend.  More detailed information on the annual meeting will be included in the Company’s definitive proxy statement.

About NTS Realty Holdings Limited Partnership

The Company directly, as a tenant in common with unaffiliated co-owners, or as a majority joint venture partner with an affiliate, currently owns twenty-three properties comprised of fourteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE – Amex platform under the trading symbol of “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 31, 2009, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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